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                                                                   EXHIBIT 10.6

                              EMPLOYMENT AGREEMENT


     THIS AGREEMENT, dated as of April 14, 2000, is between IDEX CORPORATION, a Delaware corporation with its executive offices at 630 Dundee Road, Suite 400, Northbrook, Illinois 60062 (the "Corporation"), and DENNIS K. WILLIAMS, an individual residing at 10 Triton Way, Mashpee, MA 02649 (the "Executive").

                                    RECITALS:

     A. The Executive will be employed as the Chairman of the Board, President and Chief Executive Officer of the Corporation.

     B. The Corporation and the Executive desire to set forth the terms upon which the Executive will be employed by the Corporation.

     NOW, THEREFORE, in consideration of the promises and of the covenants contained in this Agreement, the Corporation and the Executive agree as follows:


     1. DEFINITIONS. The following definitions apply for purposes of this Agreement.


     (a) "Board of Directors" or "Board" means the Board of Directors of the Corporation.

     (b) "Cause" means a finding by the Board of Directors that any of the following conditions exist:

         (i) The Executive's willful and continued failure substantially to perform his material duties under this Agreement (other than as a result of his Disability) if such failure is not substantially cured within 15 days after written notice is provided to the Executive.

        (ii) The Executive's willful breach in a substantive and material manner of his fiduciary duty or duty of loyalty to the Corporation which is injurious to the financial condition in more than a de minimus manner or the business reputation of the Corporation.

         (iii) The Executive's indictment for a felony offense under the laws of the United States or any state thereof (other than for a violation of motor or vehicular laws).



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         (iv)  A material breach by the Executive of any restrictive covenant contained in Sections 13 and 14 of this Agreement.

For purposes of this definition, no act or failure to act will be deemed "willful" unless effected by the Executive not in good faith and without a reasonable belief that his action or failure to act was in or not opposed to the Corporation's best interests.

     (c) A "Change in Control " means the occurrence of (i) any transaction or series of transactions which within a 12-month period constitute a change of management or control where (A) at least 51 percent of the then outstanding shares of common stock of the Corporation are (for cash, property (including, without limitation, stock in any corporation), or indebtedness, or any combination thereof) redeemed by the Corporation or purchased by any person(s), firm(s) or entity(ies), or exchanged for shares in any other corporation whether or not affiliated with the Corporation, or any combination of such redemption, purchase or exchange, or (B) at least 51 percent of the Corporation's assets are purchased by any person(s), firm(s) or entity(ies) whether or not affiliated with the Corporation for cash, property (including, without limitation, stock in any corporation) or indebtedness or any combination thereof, or (C) the Corporation is merged or consolidated with another corporation regardless of whether the Corporation is the survivor (except any such transaction solely for the purpose of changing the Corporation's domicile or which does not change the ultimate beneficial ownership of the equity interests in the Corporation), or
(ii) any substantial equivalent of any such redemption, purchase, exchange, change, transaction or series of transactions, acquisition, merger or consolidation constituting such a change of management or control. For purposes hereof, the term "control" shall have the meaning ascribed thereto under the Securities Exchange Act of 1934, as amended and the regulations thereunder, and the term "management" shall mean the chief executive officer of the Corporation. For purposes of clause (i)(B) above or as appropriate for purposes of clause
(ii) above, the Corporation shall be deemed to include on a consolidated basis all subsidiaries and other affiliated corporations or other entities with the same effect as if they were divisions.

     (d) "Code" means the Internal Revenue Code of 1986, as amended.

     (e) "Corporation" means IDEX Corporation.

     (f) "Disability" means a disability that has existed for a period of six
(6) consecutive months and because of which the Executive is physically or mentally unable to substantially perform his regular duties as Chairman of the Board, President or Chief Executive Officer of the Corporation, as the case may be.

     (g) "Effective Date" means April 14, 2000, the date on which this Agreement is executed.

     (h) "Employment Date" means May 1, 2000.

     (i) "Good Reason" means:



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         (i)   There has been a material diminution in the Executive's
     responsibilities, duties, title, reporting responsibilities within the business organization, status, role or authority which is not restored within 15 days after written notice is provided to the Corporation.

         (ii) Removal from, or failure to re-elect, the Executive to the position of Chairman of the Board, President or Chief Executive Officer.

         (iii) A requirement, in the Executive's reasonable judgment, that the services required to be performed by the Executive would necessitate the Executive moving his residence from the Chicago, Illinois area.

         (iv) A material breach by the Corporation of any of the material terms of this Agreement if such breach is not substantially cured within 15 days after written notice is provided to the Corporation.

     2. EMPLOYMENT; DUTIES. Subject to the terms and conditions set forth in this Agreement, the Corporation hereby agrees to employ the Executive, and the Executive hereby accepts employment, and, as of the Employment Date, will assume the roles as Chairman of the Board, President and Chief Executive Officer of the Corporation, in full charge of the operation of its business and affairs, subject to the provisions of the by-laws of the Corporation in respect of the duties and responsibilities assigned from time to time by the Board of Directors to the Chairman of the Board, President and Chief Executive Officer, and subject also at all times to the control of the Board of Directors. Subject to the yearly election by the Board of Directors in the exercise of its judgment, it is contemplated that the Executive will continue to be elected to the positions of Chairman of the Board, President and Chief Executive Officer. The Executive will perform those duties and discharge those responsibilities as are commensurate with his position, and as the Board of Directors may from time to time reasonably direct, commensurate with his position. The Executive agrees to perform his duties and discharge his responsibilities in a faithful manner and to the best of his ability and to use all reasonable efforts to promote the interests of the Corporation. The Executive may not accept other gainful employment except with the prior consent of the Board of Directors. With the prior consent of the Board of Directors, the Executive may become a director, trustee or other fiduciary of other corporations, trusts or entities. Notwithstanding the foregoing, the Executive may manage his passive investments and be involved in charitable, civic and religious interests so long as they do not materially interfere with the performance of the Executive's duties hereunder.




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     3. COMPENSATION.

     (a) During the term of the Executive's employment under this Agreement, the Executive will receive a base salary at the rate of $650,000 per year, payable in equal monthly installments. On an annual basis, the Board of Directors will, in good faith, review the base salary of the Executive to consider appropriate increases (but not decreases) in the base salary. If the Executive dies during the period of time of his service under this Agreement, service for any part of the month of his death will be considered service for the entire month.

     (b) During the term of the Executive's employment under this Agreement, the Executive will be entitled to receive an annual cash bonus from the Corporation calculated pursuant to the Corporation's Management Incentive Compensation Program (the "MICP") in effect from time to time. The Target Incentive Amount for the Executive, as defined in the MICP, will be 120% of his base salary for fiscal periods of the Corporation subsequent to December 31, 2000. The maximum bonus to be awarded under the MICP will not exceed 200% of his base salary. The Board of Directors, in its discretion, may award bonuses to the Executive in addition to those provided for above, as it may from time to time determine. Notwithstanding the foregoing, for the fiscal period ending December 31, 2000 the Executive will receive an annual cash bonus from the Corporation, which will be paid in January 2001, of an amount not less than 80% and not more than 120% of his base salary for that period as determined in the discretion of the Board. It is recognized and agreed to by the Executive that for fiscal periods commencing after December 31, 2000 the MICP will need to be modified and receive shareholder approval to preserve the deductibility of bonus payments under
Section 162(m) of the Code. The Executive will have substantial input in the modification of the MICP which will be considered by the Board.

     (c) On or before the Effective Date, the IDEX Corporation Compensation Committee will meet and award the Executive 350,000 options on the Corporation's common stock. The price of the options will be the closing share price of the Corporation's common stock, as reported by the New York Stock Exchange, as of the immediately previous business day. A copy of the Option Agreement pursuant to which the options will be awarded to the Executive is attached hereto as Exhibit A. It is acknowledged that the Corporation's failure to award the options to the Executive shall constitute a material breach of this Agreement. The Executive will be annually considered for additional awards of options which, if awarded, will be granted on terms no less favorably than the Option Agreement attached hereto as Exhibit A.

     (d) Simultaneously with the execution of this Agreement, the Corporation and the Executive shall enter into a Restricted Stock Award in the form attached hereto as Exhibit B.

     (e) The Corporation will reimburse the Executive for all reasonable moving expenses incurred by the Executive in relocating to the Chicago, Illinois area. For purposes of clarification, "reasonable moving expenses incurred" will include lease or rental expenses on the Executive's current residence in Italy, temporary housing expenses in the Chicago, Illinois area, travel expenses of the Executive and his wife to or from the Chicago, Illinois area and payment of



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an amount equal to one month base salary for incidental expenses. If any such reimbursements are not excludible from the income of the Executive because a corresponding deduction would not be allowable under Section 217 of the Code, then the Corporation will make an additional payment to the Executive in an amount such that after payment by the Executive of all taxes imposed on the additional payment and the amount of the reimbursement includable in income, the Executive retains an amount equal to the amount of the reimbursement includable in income.

     (f) The Corporation will deduct or withhold from all salary and bonus payments, and from all other payments made to the Executive pursuant to this Agreement, all amounts that may be required to be deducted or withheld under any applicable Social Security contribution, income tax withholding or other similar law now in effect or that may become effective during the term of this Agreement.

     4. OTHER BENEFITS AND TERMS. During the term of the Executive's employment under this Agreement, the Executive will be entitled to the following other benefits and terms:

     (a) The Executive will be entitled to participate in the Corporation's ChoiceComp health and medical benefit plans, any pension, profit sharing and retirement plans, and any insurance policies or programs from time to time generally offered to all or substantially all executive employees who are employed by the Corporation. These plans, policies and programs are subject to change at the sole discretion of the Corporation. Notwithstanding the foregoing, life insurance benefits will be provided at an amount not less than one times base salary. Notwithstanding anything to the contrary, for purposes of determining the Executive's benefits under the IDEX Corporation Supplemental Executive Retirement Plan, the Executive's "compensation" shall include income recognized by him with respect to the Restricted Stock Award under Section 3(d) of this Agreement.

     (b) The Executive will be entitled to any other fringe benefit from time to time generally offered to all or substantially all senior executive employees who are employed by the Corporation.

     (c) The Corporation will provide the Executive with the use of an automobile or an auto use allowance that is commensurate with his position.

     (d) The Corporation will pay on behalf of or reimburse the Executive for personal legal and financial advice an amount not to exceed $15,000 in any calendar year.

     (e) Except as specifically provided in Sections 9(a)(i), 9(c)(i), 9(d)(i), 9(e) and 9(f)(i), or as required by law, the Executive acknowledges that he, his spouse and dependents will not receive health and medical benefits following any termination of his employment.

     5. VACATIONS. The Executive will be entitled to five weeks of paid vacation each year. Unused vacation in any year may not be carried over to subsequent years.


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     6. REIMBURSEMENT FOR EXPENSES. The Corporation will reimburse the Executive for expenses which the Executive may from time to time reasonably incur on behalf of the Corporation in the performance of his responsibilities and duties including, but not limited to, professional dues and attendance at professional conferences.

     7. PERIOD OF EMPLOYMENT. Subject to the provisions of this Section, the period of employment of the Executive under this Agreement will begin on the Employment Date and continue until April 30, 2005. Upon the expiration of the initial period, the period of employment will be automatically extended for 12 consecutive month periods thereafter, unless either party provides 120 days prior written notice to the other party that it does not wish to extend the Executive's employment period beyond its then present term.

     Notwithstanding the foregoing:

     (a) The Executive's employment will automatically terminate upon the death or Disability of the Executive. The foregoing is subject to the duty of the Corporation to provide reasonable accommodation under the Americans with Disabilities Act.

     (b) The Corporation may, at its sole option, terminate the Executive's employment at any time and for any reason by delivering written notice to the Executive.

     (c) The Executive, at his sole option, may terminate his employment for Good Reason by providing written notice to the Corporation at least 30 days prior to the effective date of the termination of employment specified in the notice.

     (d) The Executive, at his sole option, may terminate his employment absent Good Reason by providing written notice to the Corporation at least 90 days prior to the effective date of the termination of employment specified in the notice.

     Any notice of termination of employment given by a party must specify the particular termination provision of this Agreement relied upon by the party and must set forth in reasonable detail the facts and circumstances that provide a basis for the termination.

     8. INDEMNIFICATION. The Corporation will enter into an indemnity agreement with the Executive substantially in the form contained in Exhibit C of this Agreement.

     9. BENEFITS UPON TERMINATION. The Corporation will provide the following benefits upon the termination of the Executive's employment with the Corporation.


     (a) Upon Termination By The Corporation Other Than For Cause Or By The Executive With Good Reason. Upon the Executive's termination of his employment for Good Reason or the Corporation's termination of the Executive's employment other than for Cause, the Corporation will provide the following:




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         (i)   Salary And Fringe Benefits. The Executive will receive his full salary and fringe benefits through the effective date of termination together with any unpaid bonus for a prior period. The Executive will also receive (i) his full salary, (ii) medical, health and life insurance, and
     (iii) other miscellaneous fringe benefits (including, but not limited to, the personal accident plan at the level in effect on the date of termination, and the use of the Corporation provided automobile or auto use allowance) ((ii) and (iii) are hereinafter referred to as "Fringe Benefits") as in effect on the date of either the Corporation's or the Executive's receipt of a notice of termination from the other party for a period of 24 months beginning with the month next following the month during which his employment terminates. If the Executive dies during the 24 month period, the balance of the salary payments will be paid as provided in Section 15 and any dependent health or medical Fringe Benefits will be provided for the balance of the 24 month period.

         (ii) Bonus. The Executive will receive a bonus payment equal to the sum of (A) 240% of his base salary in effect in the year of the termination of his employment, plus (B) an amount determined by multiplying 120% of his base salary by a fraction the numerator of which is the number of full and partial calendar months in the calendar year that precedes the date of the termination of his employment and the denominator of which is 12.

         (iii) Accrued Vacation. The Executive will receive payment for accrued but unused vacation, which payment will be equitably prorated based on the period of active employment for that portion of the fiscal year in which the Executive's termination of employment becomes effective. Payment for accrued but unused vacation will be payable in one lump sum on the effective date of the termination of employment.

     (b) Upon Termination By The Executive Absent Good Reason Or By The Corporation For Cause. Upon the Executive's termination of employment absent Good Reason or by the Corporation for Cause, the Corporation will provide the following:

         (i) Salary And Fringe Benefits. The Executive will receive his full salary and Fringe Benefits through the effective date of termination together with any unpaid bonus for a prior period.

         (ii) Accrued Vacation. The Executive will receive payment for accrued but unused vacation, which payment will be equitably prorated based on the period of active employment for that portion of the fiscal year in which the Executive's termination of employment becomes effective. Payment for accrued but unused vacation will be payable in one lump sum on the effective date of the termination of employment.



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     (c) Upon Termination For Disability. Upon termination of the Executive's employment because of Disability, the Corporation will provide the following:

         (i) Salary And Fringe Benefits. The Executive will receive his full salary and Fringe Benefits through the effective date of termination together with any unpaid bonus for a prior period. The Executive will also receive his full salary and Fringe Benefits, as in effect on the date immediately before the Disability, for a period of 18 months commencing with the month following the month during which his Disability commences. If the Executive dies during the 18 month period, the balance of the salary payments will be paid as provided in Section 15 and any dependent health or medical Fringe Benefits will be provided for the balance of the 18 month period.

         (ii) Bonus. The Executive will receive a bonus payment equal to the sum of (A) 180% of his base salary in effect in the year of the termination of his employment, plus (B) an amount determined by multiplying 120% of his base salary by a fraction the numerator of which is the number of full and partial calendar months in the calendar year that precedes the date of the termination of his employment and the denominator of which is 12.

         (iii) Accrued Vacation. The Executive will receive payment for accrued but unused vacation, which payment will be equitably prorated based on the period of active employment for that portion of the fiscal year in which the Executive's Disability commences. Payment for accrued but unused vacation will be payable in one lump sum on the date the Disability commences (or as soon thereafter as practicable).

     (d) Upon Termination For Death. Upon termination of the Executive's employment because of his death, the Corporation will provide the following:

         (i) Salary And Fringe Benefits. The (i) Executive's full salary and Fringe Benefits through the effective date of termination, (ii) any unpaid bonus for a prior period and (iii) his full salary, on the date immediately before his death, for a period of 18 months beginning with the month next following the month during which he died will be paid as provided in
     Section 15. Any dependent health or medical Fringe Benefits will be provided for the 18-month period following the month in which he died.

         (ii) Bonus. The Executive's successor as provided in Section 15 will receive a bonus payment equal to the sum of (A) 180% of his base salary in effect in the year of the termination of his employment, plus (B) an amount determined by multiplying 120% of his base salary by a fraction the numerator of which is the


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     number of full and partial calendar months in the calendar year that precedes the date of the termination of his employment and the denominator of which is 12.

         (iii) Accrued Vacation. The Executive's successor as provided in
     Section 15 will receive payment for accrued but unused vacation, which payment will be equitably prorated based on the period of active employment for that portion of the fiscal year in which the Executive died. Payment for accrued but unused vacation will be payable in one lump sum on the date of the Executive's death (or as soon thereafter as practicable).

     (e) Upon Termination Following A Change In Control. Upon the Executive's termination of employment by the Corporation without Cause or the Employee's termination with Good Reason which, in either case, occurs in contemplation of or within the 24 month period following a Change in Control, the Corporation will provide the Executive compensation and benefits under the agreement attached hereto as Exhibit D, the terms of which, if in conflict with this Agreement will be controlling.

     (f) Upon Expiration Of Term. Upon the expiration of the term of this Agreement pursuant to the first paragraph of Section 7, the Corporation will provide the following:

         (i) Salary And Fringe Benefits. The Executive will receive his full salary and fringe benefits through the effective date of termination together with any unpaid bonus for a prior period. The Executive will also receive (i) his full salary, (ii) medical, health and life insurance, and
     (iii) other miscellaneous fringe benefits (including, but not limited to, the personal accident plan at the level in effect on the date of termination, and the use of the Corporation provided automobile or auto use allowance) ((ii) and (iii) are hereinafter referred to as "Fringe Benefits") as in effect on the date of either the Corporation's or the Executive's receipt of a notice of termination from the other party for a period of 12 months beginning with the month next following the month during which his employment terminates. If the Executive dies during the 12 month period, the balance of the salary payments will be paid as provided in Section 15 and any dependent health or medical Fringe Benefits will be provided for the balance of the 12 month period.

         (ii) Bonus. The Executive will receive a bonus payment equal to (A) 120% of his base salary in effect in the year of the termination of the Executive's employment, plus (B) an amount determined by multiplying 120% of his base salary by a fraction the numerator of which is the number of full and partial calendar months in the calendar year that precedes the date of the termination of his employment and the denominator of which is 12.




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         (iii) Accrued Vacation. The Executive will receive payment for accrued but unused vacation, which payment will be equitably prorated based on the period of active employment for that portion of the fiscal year in which the Executive's termination of employment becomes effective. Payment for accrued but unused vacation will be payable in one lump sum on the effective date of the termination of employment.

     (g) Reduction In Fringe Benefits. Medical and health Fringe Benefits under this Section will be reduced to the extent of any medical and health fringe benefits provided by and available to the Executive from any subsequent employer.

     (h) Determination Of Disability. Any question as to the existence of a physical or mental condition which would give rise to the Disability of the Executive upon which the Executive and the Corporation cannot agree will be determined by a qualified independent physician selected by the Executive and reasonably acceptable to the Corporation (or, if the Executive is unable to make a selection, the selection of the physician will be made by any adult member of his immediate family). The physician's written determination to the Corporation and to the Executive will be final and conclusive for all purposes of this Agreement.

     (i) Continuation Of Healthcare Coverage. For purposes of COBRA continuation healthcare coverage, the "qualifying event" will be deemed to have occurred at the end of the period during which health and medical benefits are provided under Sections 9(a)(i), 9(c)(i), 9(d)(i), 9(e) and 9(f)(i).

     10. ADDITIONAL PAYMENTS. Notwithstanding anything in this Agreement or any other agreement to the contrary, in the event it is determined that any payments or distributions by the Corporation or any affiliate (as defined under the Securities Act of 1933, as amended, and the regulations thereunder) thereof or any other person to or for the benefit of the Executive, whether paid or payable pursuant to the terms of this Agreement, or pursuant to any other agreement or arrangement with the Corporation or any such affiliate ("Payments"), would be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision, or any interest or penalties with respect to the excise tax (the excise tax, together with any interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive will be entitled to receive an additional payment from the Corporation (a "Gross-Up Payment") in an amount that after payment by the Executive of all taxes (including, without limitation, any interest or penalties imposed with respect to such taxes and any Excise Tax) imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The amount of the Gross-Up Payment will be calculated by the Corporation's independent accounting firm, engaged immediately prior to the event that triggered the payment, in consultation with the Corporation's outside legal counsel. For purposes of making the calculations required by this Section, the accounting firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that the accounting firm's determinations must be made with substantial authority (within the



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meaning of Section 6662 of the Code). The Gross-Up Payment will be paid on the
Executive's last day of employment or on the occurrence of the event that results in the imposition of the Excise Tax, if later. If the precise amount of the Gross-Up Payment cannot be determined on the date it is to be paid, an amount equal to the best estimate of the Gross-Up Payment will be made on that date and, within 10 days after the precise calculation is obtained, either the Corporation will pay any additional amount to the Executive or the Executive will pay any excess amount to the Corporation, as the case may be. If subsequently the Internal Revenue Service (the "IRS") claims that any additional Excise Tax is owing, an additional Gross-Up Payment will be paid to the Executive within 30 days of the Executive providing substantiation of the claim made by the IRS. After payment to the Executive of the Gross-Up Payment, the Executive will provide to the Corporation any information reasonably requested by the Corporation relating to the Excise Tax, the Executive will take those actions as the Corporation reasonable requests to contest the Excise Tax, cooperate in good faith with the Corporation to effectively contest the Excise Tax and permit the Corporation to participate in any proceedings contesting the Excise Tax. The Corporation will bear and pay directly all costs and expenses (including any interest or penalties on the Excise Tax), and indemnify and hold the Executive harmless, on an after-tax basis, from all such costs and expenses related to such contest. Should it ultimately be determined that any amount of an Excise Tax is not properly owed, the Executive will refund to the Corporation the related amount of the Gross-Up Payment.

     11. NON-EXCLUSIVITY OF RIGHTS. Except as otherwise specifically provided, nothing in this Agreement will prevent or limit the Executive's continued or future participation in any benefit, incentive, or other plan, practice, or program provided by the Corporation and for which the Executive may qualify. Any amount of vested benefit or any amount to which the Executive is otherwise entitled under any plan, practice, or program of the Corporation will be payable in accordance with the plan, practice, or program, except as specifically modified by this Agreement.

     12. NO OBLIGATION TO SEEK OTHER EMPLOYMENT. The Executive will not be obligated to seek other employment or to take other action to mitigate any amount payable to him under this Agreement and, except as provided in Section 9(g), amounts owed to him hereunder shall not be reduced by amounts he may receive from another employer.

     13. CONFIDENTIALITY. During the course of his employment, the Executive will have access to confidential information relating to the lines of business of the Corporation, its trade secrets, marketing techniques, technical and cost data, information concerning customers and suppliers, information relating to product lines, and other valuable and confidential information relating to the business operations of the Corporation not generally available to the public (the "Confidential Information"). The parties hereby acknowledge that any unauthorized disclosure or misuse of the Confidential Information could cause irreparable damage to the Corporation. The parties also agree that covenants by the Executive not to make unauthorized use or disclosures of the Confidential Information are essential to the growth and stability of the business of the Corporation. Accordingly, the Executive agrees to the confidentiality covenants set forth in this Section.



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     The Executive agrees that, except as required by his duties with the
Corporation or as authorized by the Corporation in writing, he will not use or disclose to anyone at any time, regardless of whether before or after the Executive ceases to be employed by the Corporation, any of the Confidential Information obtained by him in the course of his employment with the Corporation. The Executive shall not be deemed to have violated this Section 13 by disclosure of Confidential Information that at the time of disclosure (a) is publicly available or becomes publicly available through no act or omission of the Executive, or (b) is disclosed as required by court order or as otherwise required by law, on the condition that notice of the requirement for such disclosure is given to the Corporation prior to making any disclosure.

     The Executive agrees that since irreparable damage could result from his breach of the covenants in this Section, in addition to any and all other remedies available to the Corporation, the Corporation will have the remedies of a restraining order, injunction or other equitable relief to enforce the provisions thereof. The Executive consents to jurisdiction in Lake County, Illinois on the date of the commencement of any action for purposes of any claims under this Section. In addition, the Executive agrees that the issues in any action brought under this Section will be limited to claims under this Section, and all other claims or counterclaims under other provisions of this Agreement will be excluded.

     In addition, the Executive will sign and be bound by the terms of the attached "Employee Inventions and Proprietary Information Agreement" attached hereto as Exhibit E. To the extent that the provisions of Exhibit E conflict with this Agreement, the terms of this Agreement will be controlling.

     14. NON-COMPETITION. In consideration of the compensation and other benefits to be paid to the Executive under and in connection with this Agreement, the Executive agrees that, beginning on the date of this Agreement and continuing until the Covenant Expiration Date (as defined in Subsection (b) below), he will not, directly or indirectly, for his own account or as agent, employee, officer, director, trustee, consultant, partner, stockholder or equity owner of any corporation or any other entity (except that he may passively own securities constituting less than 1% of any class of securities of a public company), or member of any firm or otherwise, (i) engage or attempt to engage, in the Restricted Territory (as defined in Subsection (d) below), in any business activity which is directly or indirectly competitive with the business conducted by the Corporation or any Affiliate at the Reference Date (as defined in Subsection (c) below), (ii) employ or solicit the employment of any person who is employed by the Corporation or any Affiliate at the Reference Date or at any time during the six-month period preceding the Reference Date, except that the Executive will be free to employ or solicit the employment of any such person whose employment with the Corporation or any Affiliate has terminated for any reason (without any interference from the Executive) and who has not been employed by the Corporation or any Affiliate for at least six (6) months, (iii) canvass or solicit business in competition with any business conducted by the Corporation or any Affiliate at the Reference Date from any person or entity who during the six-month period preceding the Reference Date was a customer of the Corporation or any Affiliate or from any person or entity which the Executive has reason to believe might in the future become a customer of the Corporation or any Affiliate as a result of marketing efforts, contacts or other facts and circumstances of which the Executive is aware, (iv) willfully dissuade or discourage any person or entity from using, employing or conducting business with the Corporation or any Affiliate or (v) intentionally disrupt or interfere with, or seek to disrupt or interfere with, the business or contractual relationship between the Corporation or any Affiliate and any supplier who during the six-month period preceding the Reference Date shall have supplied components, materials or services to the Corporation or any Affiliate.

     Notwithstanding the foregoing, the restrictions imposed by this Section shall not in any manner be construed to prohibit, directly or indirectly, the Executive from serving as an employee or consultant of the Corporation or any Affiliate.

     For purposes of this Agreement, the following terms have the meanings given to them below:

     (a) "Affiliate" means any joint venture, partnership or subsidiary now or hereafter directly or indirectly owned or controlled by the Corporation. For purposes of clarification, an entity shall not be deemed to be indirectly or directly owned or controlled by the Corporation solely by reason of the ownership or control of such entity by shareholders of the Corporation.

     (b) "Covenant Expiration Date" means the date which is two (2) years after the Termination Date (as defined in this Section).

     (c) "Reference Date" means (A) for purposes of applying the covenants set forth in this Section at any time prior to the Termination Date, the then current date, or (B) for purposes of applying the covenants set forth in this Section at any time on or after the Termination Date, the Termination Date.

     (d) "Restricted Territory" means anywhere in the world where the Corporation or any Affiliate conducts or plans to conduct the business of the Corporation or any other business activity, as the case may be, at the Reference Date.

     (e) "Termination Date" means the date of termination of the Executive's employment with the Corporation; provided however that the Executive's employment will not be deemed to have terminated so long as the Executive continues to be employed or engaged as an employee or consultant of the Corporation or any Affiliate, even if such employment or engagement continues after the expiration of the term of this Agreement, whether pursuant to this Agreement or otherwise.

     15. SUCCESSORS. This Agreement is personal to the Executive and may not be assigned by the Executive other than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by the Executive's legal representatives or successors in interest. Notwithstanding any other provision of this Agreement, the Executive may designate a successor or successors in interest to receive any amounts due under this Agreement after the Executive's death. If he has not designated a successor in interest, payment of benefits under this Agreement will be made to his wife, if surviving, and if not surviving, to his estate. A designation of a successor in interest must be made in writing, signed by the Executive, and delivered to the Employer in accordance with Section 19. Except as otherwise provided in this Agreement, if the Executive has not designated a successor in interest, payment of benefits under this Agreement will be made to the Executive's estate. This Section will not supersede any designation of beneficiary or successor in interest made by the Executive or provided for under any other plan, practice, or program of the Employer. This Agreement will inure to the benefit of and be binding upon the Corporation and its successors and assigns. The Corporation will require any successor (whether direct or indirect, by acquisition of assets, merger, consolidation or otherwise) to all or substantially all of the operations or assets of the Corporation or any successor and without regard to the form of transaction used to acquire the operations or assets of the Corporation, to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no succession had taken place. As used in this Agreement, "Corporation" means the Corporation and any successor to its operations or assets as set forth in this Section that is required by this clause to assume and agree to perform this Agreement or that otherwise assumes and agrees to perform this Agreement.

     16. BENEFIT CLAIMS. In the event the Executive, or his beneficiaries, as the case may be, and the Corporation disagree as to their respective rights and obligations under this Agreement, and the Executive or his beneficiaries are successful in establishing, privately or otherwise, that his or their position is substantially correct, or that the Corporation's position is substantially wrong or unreasonable, or in the event that the disagreement is resolved by settlement, the Corporation will pay all costs and expenses, including counsel fees, which the Executive or his beneficiaries may incur in connection therewith directly to the provider of the services or as may otherwise be directed by the Executive or his beneficiaries. The Corporation will not delay or reduce the amount of any payment provided for hereunder or setoff or counterclaim against any such amount for any reason whatsoever; it is the intention of the Corporation and the Executive that the amounts payable to the Executive or his beneficiaries hereunder will continue to be paid in all events in the manner and at the times herein provided. All payments made by the Corporation hereunder will be final and the Corporation will not seek to recover all or any part of any portion of any payments hereunder for any reason.

     17. FAILURE, DELAY OR WAIVER. No course of action or failure to act by the Corporation or the Executive will constitute a waiver by the party of any right or remedy under this Agreement, and no waiver by either party of any right or remedy under this Agreement will be effective unless made in writing.

     18. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be enforceable under applicable law. However, if any provision of this Agreement is deemed unenforceable under applicable law by a court having jurisdiction, the provision will be unenforceable only to the extent necessary to make it enforceable without invalidating the remainder thereof or any of the remaining provisions of this Agreement.

     19. NOTICE. All written communications to parties required hereunder must be in writing and (a) delivered in person, (b) mailed by registered or certified mail, return receipt requested, (such mailed notice to be effective four (4) days after the date it is mailed) or (c) sent by facsimile transmission, with confirmation sent by way of one of the above methods, to the party at the address given below for the party (or to any other address as the party designates in a writing complying with this Section, delivered to the other party):

     If to the Corporation:

         IDEX Corporation
         Suite 400
         630 Dundee Road
         Northbrook, IL  60062
         Attention:       Vice President - General Counsel
         Telephone:       847-498-7070
         Telecopier:      847-498-9123

     with a copy to:

         Hodgson, Russ, Andrews, Woods & Goodyear, LLP
         2000 One M&T Plaza
         Buffalo, New York  14203
         Attention:       Richard E. Heath, Esq. and Richard W. Kaiser, Esq.
         Telephone:       716-856-4000
         Telecopier:      716-849-0349

     If to the Executive:

         Dennis K. Williams
         10 Triton Way
         Mashpee, MA  02649
         Telephone:       508-477-5216
         Telecopier:      508-477-6045

     with a copy to:

         Kronish Lieb Weiner & Hellman, LLP
         1114 Avenue of the Americas
         New York, New York  10036-7798
         Attention:       Paul M. Ritter, Esq.
         Telephone:       212-479-6000
         Telecopier:      212-479-6275

     20. MISCELLANEOUS. This Agreement (a) may not be amended, modified or terminated orally or by any course of conduct pursued by the Corporation or the Executive, but may be amended, modified or terminated only by a written agreement duly executed by the Corporation and the Executive, (b) is binding upon and inures to the benefit of the Corporation and the Executive and each of their respective heirs, representatives, successors and assignees, except that the Executive may not assign any of his rights or obligations pursuant to this Agreement, (c) except as provided in Sections 4 and 11 of this Agreement, constitutes the entire agreement between the Corporation and the Executive with respect to the subject matter of this Agreement, and supersedes all oral and written proposals, representations, understandings and agreements previously made or existing with respect to such subject matter, and (d) will be governed by, and interpreted and construed in accordance with, the laws of the State of Illinois, without regard to principles of conflicts of law.

     21. TERMINATION OF THIS AGREEMENT. This Agreement will terminate when the Corporation has made the last payment provided for hereunder; provided, however, that the obligations set forth under Sections 8, 9, 10, 12, 13, 14 and 16 of this Agreement will survive any termination and will remain in full force and effect.

     22. MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any party may execute this Agreement by facsimile signature and the other party shall be entitled to rely on such facsimile signature as evidence that this Agreement has been duly executed by such party. Any party executing this Agreement by facsimile signature shall immediately forward to the other party an original page by overnight mail.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                    IDEX CORPORATION


                                    By /s/ Frank J. Notaro
                                       ----------------------------------------
                                       Frank J. Notaro
                                       Vice President - General Counsel
                                          and Secretary

                                    EMPLOYEE


                                    /s/ Dennis K. Williams
                                       ----------------------------------------
                                    Dennis K. Williams

                                    EXHIBIT A

                          Stock Option Award Agreement

                                    EXHIBIT B

                             Restricted Stock Award

                                    EXHIBIT C

                               Indemnity Agreement

                                    EXHIBIT D

                           Policy on Change in Control

                                    EXHIBIT E

            Employee Inventions and Proprietary Information Agreement